Exhibit 99

CTG Reports 2016 Second Quarter Results

BUFFALO, N.Y., July 26, 2016 — CTG (NASDAQ:CTG), an information technology (IT) solutions and services company, today announced its financial results for the second quarter ended July 1, 2016.

Second Quarter and Recent Highlights

•	Revenue was $83.5 million, compared with $94.7 million in the prior year second quarter;

•	Operating margin was 2.3%, compared with 1.2% in the second quarter of 2015, which included $2.3 million in charges;

•	Net income was $1.3 million, or $0.08 per diluted share, compared with $554,000, or $0.03 per diluted share, in the year-ago quarter, which included $0.08 per diluted share in charges;

•	Cash and short-term investments net of debt were $6.3 million at quarter-end;

•	Declared cash dividend of $0.06 per share, paid on July 6, 2016; and

•	Appointed Bud Crumlish CEO on July 21, 2016.

Commenting on the results, Bud Crumlish, CTG’s President and Chief Executive Officer, stated, “Second quarter earnings exceeded our guidance, due primarily to a $0.03 foreign payroll tax credit; quarterly earnings excluding the credit were at the high-end of guidance. However, revenue in the quarter was below our expectations, largely reflecting weakness at significant staffing customers.

“Despite these headwinds, we continued to gain new business traction during the quarter by securing new clients in each of our four vertical markets. In addition to new client accounts, we’ve been successful at expanding business at existing accounts. Collectively, these wins demonstrate the early results from the investments in our sales team and market expansion, as well as targeted efforts to diversify CTG’s customer base and future growth opportunities.

“Also notable during the quarter, we established a staffing subsidiary in Hyderabad, India to provide offshore recruiting and sourcing solutions to customers in the U.S. and U.K. CTG’s India subsidiary expands our capabilities and offerings for both new and existing clients. As part of launching this new fulfillment center and also in support of servicing new business, we further increased recruiter and account manager headcount in both the United States and India.”

Consolidated Results

Revenue in the second quarter ended July 1, 2016 was $83.5 million, compared with $85.9 million in the prior quarter and $94.7 million in the second quarter of 2015. The year-over-year decline primarily reflects a decrease in staffing revenue at significant staffing customers and the continued trail-off of legacy electronic medical records (EMR) account business. Positive currency translation increased revenue in the second quarter by $0.3 million.

Direct costs in the second quarter were $67.6 million, or 80.9% of revenue, compared with $79.1 million, or 83.5% of revenue, in the year-ago second quarter. Direct costs in the current period benefited from approximately $0.7 million in foreign payroll tax credits. Second quarter 2015 direct costs included $2.1 million in charges for a European workforce reduction and the write-off of the Company’s medical management software. SG&A expenses were $14.0 million, compared with $14.5 million in the year-ago quarter.

Operating income in the second quarter was $1.9 million, or 2.3% of revenue, compared with $1.1 million, or 1.2% of revenue, in the second quarter of 2015. Operating income in the current quarter included the foreign payroll tax credits, while the second quarter of 2015 included $2.3 million in charges. Operating margin, excluding the payroll tax credits, continues to reflect a shift toward lower margin staffing business.

CTG’s effective income tax rate in the second quarter was 29.6%, which benefitted from certain U.S. federal tax credits that had not been reinstated as of the end of last year’s second quarter. The effective income tax rate in second quarter of 2015 was 48.4%, which was unusually high due to the absence of the tax credits as well as certain costs in the United Kingdom for which the Company received no tax benefit.

Net income in the second quarter of 2016 was $1.3 million, or $0.08 per diluted share, compared with net income of $554,000, or $0.03 per diluted share, in the second quarter of 2015. Second quarter 2016 earnings included the benefit of $0.03 per diluted share related to foreign payroll tax credits, while last year’s second quarter included $0.08 per diluted share in charges.

Balance Sheet

Cash and short term investments at July 1, 2016 were $10.9 million; long-term debt was $4.6 million. Days sales outstanding were 81 days in the second quarter of 2016 compared with 61 days in the year-ago second quarter, primarily reflecting the previously implemented cessation of an early payment discount with a significant customer and the lengthening in payment terms by multiple larger customers. Tangible book value at July 1, 2016 was $4.98 per share.

Guidance and Outlook

CTG expects total revenue for the third quarter of 2016 to range between $79.0 and $81.0 million. GAAP net loss is expected to be between ($0.02) and ($0.04) per share, including severance charges of approximately $0.06 per diluted share related to the Company’s former CEO. There are 63 billing days in the third quarter of 2016 compared with 64 billing days in the third quarter of 2015.

For the full year 2016, CTG expects revenue to range between $328.0 and $334.0 million. GAAP net loss is expected to range from ($1.21) to ($1.27) per share. Full year non-GAAP net income, which excludes the non-cash goodwill impairment charge of $21.5 million taken in the first quarter and a charge related to the former CEO’s severance, is expected to range from $0.17 and $0.23 per diluted share.

Mr. Crumlish concluded, “As largely anticipated, current macro and industry trends are continuing to be challenges for a number of our clients, resulting in lower revenue expectations for the third quarter and full year. However, we remain fully committed to working closely with all of our clients and providing the consistent unmatched reliability that sets CTG apart. Equally important is our continued execution on business objectives and growth initiatives. We expect to further build on CTG’s existing roster of new clients and our broadening business pipeline, with the goal of exiting 2016 on strong footing and growing momentum.”

Conference Call and Webcast

CTG will hold a conference call today at 8:30 a.m. Eastern Time to discuss its financial results and business outlook. To access CTG’s conference call via telephone, dial 1-800-553-5260 by 8:20 a.m. Eastern Time and ask for the CTG conference call. The call will also be webcast from CTG’s website at www.ctg.com.

A replay of the call will be available between 10:30 a.m. Eastern Time July 26, 2016, and 11:59 p.m. Eastern Time July 29, 2016, by dialing 1-800-475-6701 and entering conference ID 382583. The webcast will be archived on CTG’s website at http://investor.ctg.com/events.cfm for approximately 90 days following completion of the conference call.

About CTG

CTG provides industry-specific IT services and solutions that address the business needs and challenges of clients in high-growth industries in North America and Western Europe. CTG also provides strategic staffing services for major technology companies and large corporations. Backed by 50 years of experience and proprietary methodologies, CTG has a proven track record of reliably delivering high-value, industry-specific staffing services and solutions to its clients. CTG has operations in North America, Western Europe, and India. The Company regularly posts news and other important information online at www.ctg.com.

Safe Harbor Statement

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth, financial outlook, business strategy and expectations for 2016, and statements related to cost control, new business opportunities, financial performance, market demand, and other attributes of the Company. These statements are based upon the Company’s expectations and assumptions, a review of industry reports, current business conditions in the areas where the Company does business, feedback from existing and potential new customers, a review of current and proposed legislation and governmental regulations that may affect the Company and/or its customers, and other future events or circumstances. Actual results could differ materially from the outlook guidance, expectations, and other forward-looking statements as a result of a number of factors, including among others, the availability to the Company of qualified professional staff, domestic and foreign industry competition for customers and talent, increased bargaining power of large customers, the Company’s ability to protect confidential client data, the partial or complete loss of the revenue the Company generates from International Business Machines Corporation (IBM) and/or SDI International (SDI), the uncertainty of customers’ implementations of cost reduction projects, the effect of healthcare reform and initiatives, the mix of work between staffing and solutions, currency exchange risks, risks associated with operating in foreign jurisdictions, renegotiations, nullification, or breaches of contracts with customers, vendors, subcontractors or other parties, the change in valuation of recorded goodwill or capitalized software balances, the impact of current and future laws and government regulation, as well as repeal or modification of such, affecting the information technology (IT) solutions and staffing industry, taxes and the Company’s operations in particular, industry and economic conditions, including fluctuations in demand for IT services, consolidation among the Company’s competitors or customers, the need to supplement or change our IT services in response to new offerings in the industry or changes in customer requirements for IT products and solutions and other factors that involve risk and uncertainty including those listed in the Company’s reports filed with the Securities and Exchange Commission as of the date of this document. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2015 Form 10-K, which is incorporated by reference, and other reports that may be filed from time to time with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Investors and Media:

Brendan Harrington, Chief Financial Officer

(716) 887-7244

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Operations

(Unaudited)

(amounts in thousands except per share data)

	For the Quarter Ended		For the Two Quarters Ended
	July 1, 2016	July 3, 2015	July 1, 2016	July 3, 2015
Revenue	$83,486	$94,744	$169,336	$192,221
Direct costs	67,574	79,143	138,879	159,315
Selling, general and administrative expenses	14,026	14,485	27,493	29,577
Goodwill impairment charge	—	—	21,544	—

Operating income (loss)	1,886	1,116	(18,580)	3,329
Other expense, net	(97)	(42)	(159)	(52)

Income (loss) before income taxes	1,789	1,074	(18,739)	3,277
Provision for income taxes	530	520	859	1,456

Net income (loss)	$1,259	$554	$(19,598)	$1,821

Net income (loss) per share:
Basic	$0.08	$0.04	$(1.26)	$0.12

Diluted	$0.08	$0.03	$(1.26)	$0.11

Weighted average shares outstanding:
Basic	15,584	15,439	15,554	15,423
Diluted	15,789	15,919	15,554	15,923
Cash dividend declared per share	$0.06	$0.06	$0.12	$0.12

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Balance Sheets

(Unaudited)

(amounts in thousands)

	July 1, 2016	December 31, 2015	July 3, 2015
Current Assets:
Cash and cash equivalents	$10,866	$10,801	$31,441
Accounts receivable, net	73,969	71,403	63,454
Other current assets	3,410	2,574	4,671

Total current assets	88,245	84,778	99,566
Property and equipment, net	5,904	5,488	5,584
Goodwill	15,717	37,231	37,254
Other assets	36,402	35,580	18,398

Total Assets	$146,268	$163,077	$160,802

Current Liabilities:
Accounts payable	$7,444	$8,236	$5,880
Dividend payable	959	925	918
Accrued compensation	17,929	17,541	22,734
Other current liabilities	5,793	5,102	4,572

Total current liabilities	32,125	31,804	34,104
Long-term debt	4,600	1,225	—
Other liabilities	12,197	12,331	14,422
Shareholders’ equity	97,346	117,717	112,276

Total Liabilities and Shareholders’ Equity	$146,268	$163,077	$160,802

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(amounts in thousands)

	For the Two Quarters Ended
	July 1, 2016	July 3, 2015
Net income (loss)	$(19,598)	$1,821
Depreciation and amortization expense	830	1,114
Equity-based compensation expense	824	672
Goodwill impairment charge	21,544	—
Other operating items	(4,121)	(5,813)

Net cash used in operating activities	(521)	(2,206)
Net cash used in investing activities	(998)	(661)
Net cash provided by (used in) financing activities	1,484	(5,704)
Effect of exchange rates on cash and cash equivalents	100	(850)

Net increase (decrease) in cash and cash equivalents	65	(9,421)
Cash and cash equivalents at beginning of period	10,801	40,862

Cash and cash equivalents at end of period	$10,866	$31,441

COMPUTER TASK GROUP, INCORPORATED (CTG)

Other Financial Information

(Unaudited)

(amounts in thousands except days data)

	For the Quarter Ended				For the Two Quarters Ended
	July 1, 2016		July 3, 2015		July 1, 2016		July 3, 2015
Revenue by Service
IT Solutions	$24,626	29%	$32,162	34%	$50,383	30%	$64,354	33%
IT Staffing	58,860	71%	62,582	66%	118,953	70%	127,867	67%

Total	$83,486	100%	$94,744	100%	$169,336	100%	$192,221	100%

Revenue by Vertical Market
Technology Service Providers	35%		30%		35%		29%
Manufacturing	24%		26%		24%		27%
Healthcare	18%		25%		19%		25%
General Markets	10%		7%		9%		7%
Financial Services	8%		7%		7%		7%
Diversified Industrials	5%		5%		6%		5%

Total	100%		100%		100%		100%

Revenue by Location
North America	$65,302	78%	$78,085	82%	$133,367	79%	$157,779	82%
Europe	18,184	22%	16,659	18%	35,969	21%	34,442	18%

Total	$83,486	100%	$94,744	100%	$169,336	100%	$192,221	100%

Foreign Currency Impact on Revenue
Europe	$286		$(3,864)		$(120)		$(7,599)
Billable Travel Included in Revenue and Direct Costs
Billable Travel	$998		$1,766		$2,244		$3,544
Cash at End of Period	$10,866		$31,441
Cash provided by (used) in Operations	$(820)		$2,207		$(521)		$(2,206)
Long-term Debt Balance	$4,600		$0
Billable Days in Period	64		63		129		129

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